Exhibit 99.1

FOR MORE INFORMATION, PLEASE CONTACT The Piacente Group, Inc. Brandi Floberg or Devin Rhoades 212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED International Holdings Authorizes Additional Funds For Stock Repurchases

TUCKER, GA – May 19, 2011 – SED International Holdings, Inc. (Amex: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced that on May 17, 2011, its Board of Directors approved an additional $250,000 for the repurchase of its common stock in the open market or individually negotiated transactions under the Company’s stock repurchase program.

This authorization brings the aggregate dollar amount authorized by SED’s Board of Directors to more than $1.25 million since the inception of the repurchase plan in August 2009. As of March 31, 2011, SED had repurchased a total of 331,784 shares at an average cost of $3.38.

“SED has demonstrated a strong record of financial gains with consistent improvements to our top and bottom line,” said Jonathan Elster, SED’s President and Chief Executive Officer. “As we continue to execute on our growth strategy, increasing shareholder value remains our priority. Our repurchase program illustrates our confidence in our long-term growth prospects, our ability to execute, and our commitment to returning capital to our shareholders.”

Open market purchases under the repurchase program have been structured to comply with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, does not obligate SED to acquire any specific number of shares and may be suspended or terminated by SED’s Board of Directors at any time.

The repurchase program is funded using SED's working capital. Repurchased shares will be retired and restored to the status of authorized and unissued shares or added to treasury shares, in either case, increasing the percentage ownership of all existing shareholders.

As of May 17, 2011, the closing price per share of SED's common stock was $5.30.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

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